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Issues concerning your Palmer Square Funds investment are up for a vote. Meeting adjourned to October 31, 2025. Please vote your proxy now! Palmer Square Funds: Palmer Square Income Plus Fund Palmer Square Ultra - Short Duration Investment Grade Fund Dear valued investor, We are reaching out to inform you that the Special Meeting of Shareholders for the Palmer Square Income Plus Fund and Palmer Square Ultra - Short Duration Investment Grade Fund has been adjourned to October 31, 2025, as we continue to seek shareholder approval on this important reorganization proposal. The reorganizations are not expected to result in any increase in shareholder fees or expenses taking into account fee waivers and reimbursements. We have yet to receive your proxy voting instructions for the shareholder meeting at this time. Make your voice heard! Vote today so we can hold the meeting on October 31, 2025. Join your fellow shareholders and vote now using any of the methods listed. If you have questions or need assistance, call 1 - 844 - 202 - 7129 and a proxy specialist will be happy to assist you. We appreciate your investment — and thank you for voting. Your unique control number can be found on the enclosed ballot in the box marked with an arrow. Go to www.proxyvote.com Without a proxy card Call 1 - 844 - 202 - 7129 (Weekdays 9am to 10pm ET ) With a proxy card Access the automated system using a touch - tone phone Call the number located on your ballot Scan the QR code on the enclosed proxy card Mark, sign and date the enclosed ballot and mail in the envelope provided We offer four easy ways to vote PSFundsADJR2025